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                                                       Contact:
                                                       Thomas K. Espel
                                                       701/297-4288
                                                       Invest@rdoequipment.com

FOR IMMEDIATE RELEASE

RDO EQUIPMENT FILES SUIT AGAINST JOHN DEERE CONSTRUCTION EQUIPMENT COMPANY

SUIT ALLEGES THAT JOHN DEERE CONSTRUCTION HAS VIOLATED MINNESOTA DEALERS ACT AND SEEKS A RULING THAT JOHN DEERE'S ATTEMPT TO TERMINATE DEALERSHIP AGREEMENTS WAS
                                    IMPROPER

Fargo, N.D. - July 18,2000 - RDO Equipment Co. (NYSE: RDO) announced today that it has filed suit in Minnesota state court against John Deere Construction Equipment Company and related parties alleging that those companies have violated the Minnesota Heavy and Utility Equipment Manufacturers and Dealers Act and have intentionally and inappropriately interfered and conspired to interfere with RDO Equipment's John Deere construction equipment dealership agreements. The suit seeks unspecified monetary damages and a ruling that John Deere Construction Equipment does not have the right to terminate RDO Equipment's dealership agreements.

         Late last month RDO Equipment received written notice from John Deere Construction Equipment Company that, effective June 21, 2001, John Deere Construction would terminate RDO Equipment's dealership agreements for the Burnsville, Minnesota and Phoenix, Arizona areas of responsibility for the sale and servicing of Deere construction, utility and forestry equipment. In the termination notice John Deere Construction cited its view that RDO Equipment was in violation of certain provisions of its dealership agreements. John Deere Construction also filed an arbitration demand that seeks confirmation of its allegations that RDO Equipment construction equipment dealerships can be terminated because RDO Equipment allegedly violated these agreements. Such a termination would result in RDO Equipment losing its John Deere Construction dealership agreements for the Southwest and most of the Midwest regions. The termination would not affect the Company's Montana or Texas construction dealerships or its John Deere agricultural dealerships. Over the last several weeks, representatives of both companies have been exploring ways to settle their dispute relating to Deere's attempt to terminate these two RDO Equipment dealerships.

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         RDO Equipment's suit alleges that John Deere Construction Equipment's notice to terminate RDO Equipment's dealership agreements is in large part based upon Deere's strategic objective to own or control a significant percentage of its distribution channel. As a result, the ongoing operation of the RDO Equipment Construction dealerships is viewed by Deere as a substantial impediment to its achieving its objectives. Recently, John Deere Construction Equipment entered into a joint venture with Credit Suisse First Boston Equity Partners, L.P. called Nortrax, L.L.C. Deere has stated that the reason for the Nortrax joint venture is "to assist in the consolidation, development and management" of its construction dealerships.

         Ronald D. Offutt, Founder, Chairman of the Board and Chief Executive Officer of RDO Equipment, stated, "We strongly deny John Deere Construction's contention that it can terminate our dealership agreements. Their reason for wanting to do so is clearly transparent and self-serving. Our announcement today sends the strong message that we intend to vigorously defend our right to remain a John Deere construction equipment dealer under all the means available to us."

         RDO Equipment's Construction Equipment Division is the Company's largest division. With 31 total retail locations, the division accounted for almost one-half of the Company's total revenues for the twelve months ended January 31, 2000. The areas of responsibility covered under the termination notice accounted for approximately two-thirds of the Division's total revenue. Termination of certain or all of RDO Equipment's dealership agreements with John Deere Construction as requested in the arbitration demand could have a significant negative impact on the results of operations, liquidity, profitability and financial condition of RDO Equipment.

         RDO Equipment Co. specializes in the distribution, sale, service, rental and finance of equipment and trucks to the agricultural, construction, manufacturing, transportation and warehousing industries, as well as to public service entities, government agencies and utilities. These operations, which consist of 54 retail stores in 9 states, include the largest network of John Deere construction and agricultural stores in North America, as well as Volvo and Mack truck centers.

         The future results of RDO Equipment Co., including results related to forward-looking statements in this news release, involve a number of risks and uncertainties.

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Important factors (such as customer confidence, economic conditions, weather, actions of the Company's suppliers and competitors, and risks associated with the Company's growth strategies) that will affect future results of the Company, including factors that could cause actual results to differ materially from those indicated by forward-looking statements, are discussed in the Company's filings with the Securities and Exchange Commission. The Company's forward-looking statements are based upon assumptions relating to these factors. These assumptions are sometimes based upon estimates, data, communications and other information from suppliers, government agencies and other sources that are often revised. The Company makes no commitment to revise forward-looking statements, or to disclose subsequent facts, events or circumstances that may bear upon forward-looking statements.